                                                                     EXHIBIT 2.1

                          ASSET PURCHASE AGREEMENT

                               by and between

              Actuate Corporation, a Delaware corporation, and
                    EnterpriseSoft, a sole Proprietorship

                         Dated as of March 16, 2000

                              TABLE OF CONTENTS

                                                                                      Page
ARTICLE I - BASIC TRANSACTION.................................................          1
     1.1  Purchase and Sale of Assets; Description of Assets to be Acquired..           1
     1.2  Assumed Liabilities................................................           3
     1.3  Unassumed Liabilities..............................................           3
     1.4  Consideration......................................................           3
     1.5  The Closing........................................................           3
     1.6  Arbitration........................................................           3
     1.7  Allocation of Purchase Price.......................................           4

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER........................           4
     2.1  Organization; Qualification; Good Standing..........................          4
     2.2  Capitalization......................................................          4
     2.3  Authority..........................................................           5
     2.4  Financial Information..............................................           5
     2.5  Liabilities........................................................           6
     2.6  Absence of Certain Changes and Events..............................           6
     2.7  Taxes..............................................................           7
     2.8  Compliance With Law................................................           9
     2.9  Proprietary Rights.................................................           9
     2.10 Restrictive Documents or Orders...................................           10
     2.11 Contracts and Commitments.........................................           10
     2.12 Operating Condition...............................................           10
     2.13 Assets............................................................           11
     2.14 Title to the Property.............................................           11
     2.15 Litigation........................................................           11
     2.16 No Conflict or Default............................................           11
     2.17 Third Party Consents..............................................           11
     2.18 Labor Relations...................................................           12
     2.19 Brokers' and Finders' Fees/Contractual............................           12
     2.20 Interested Party Relationships....................................           12
     2.21 Environmental and Safety Matters..................................           12
     2.22 Customers.........................................................           12
     2.23 Employee Benefit Plans............................................           13
     2.24 Insurance.........................................................           14
     2.25 Accounts Receivable...............................................           15
     2.26 Books and Records.................................................           15
     2.27 Complete Disclosure...............................................           15

ARTICLE III  - REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................        15
     3.1  Organization, Standing and Capital Structure.......................          15
     3.2  Authorization......................................................          15
     3.3  SEC Filings; Financial Statements..................................          15
     3.4  Compliance with Other Instruments..................................          16

     3.5  Compliance With Law................................................           16
     3.6  Consents...........................................................           16

ARTICLE IV - COVENANTS.......................................................           17
     4.1  Best Efforts.......................................................           17
     4.2  Notices and Consents...............................................           17
     4.3  Operation of Business..............................................           17
     4.4  Full Access........................................................           19
     4.5  Covenants Against Disclosure.......................................           19
     4.6  Further Assurances.................................................           19
     4.7  Advice of Changes..................................................           19
     4.8  Employees,  Bonuses and Termination Payments.......................           20
     4.9  Cooperation by Seller..............................................           20
     4.10 Negotiation with Others............................................           20
     4.11 Payment of Taxes...................................................           21
     4.12 Registration of Shares.............................................           21

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS................................         22
     5.1  Conditions to Obligations of Purchaser.............................           22
     5.2  Conditions to Obligations of Seller................................           24

ARTICLE VI - INDEMNIFICATION.................................................           24
     6.1  Survival of Representations and Warranties.........................           24
     6.2  Indemnification of Purchaser.......................................           25
     6.3  Escrow Fund........................................................           25
     6.4  Damage Threshold...................................................           26
     6.5  Escrow Period......................................................           26
     6.6  Claims; Objections to Claims.......................................           26
     6.7  Payment of Claims..................................................           27
     6.8  Resolution of Conflicts; Arbitration...............................           27
     6.9  Seller's Agent.....................................................           28
     6.10 Distribution Upon Termination of Escrow Period.....................           28
     6.11 Actions of the Seller's Agent......................................           28
     6.12 Third-Party Claims.................................................           29

ARTICLE VII - TERMINATION....................................................           29
     7.1  Termination by Mutual Consent......................................           29
     7.2  Effect of Termination..............................................           30

ARTICLE VIII - MISCELLANEOUS PROVISIONS......................................           30
     8.1  Notice.............................................................           30
     8.2  Entire Agreement...................................................           30
     8.3  Binding Effect; Assignment.........................................           30
     8.4  Captions...........................................................           31
     8.5  Expenses of Transactions; Taxes....................................           31
     8.6  Waiver; Consent....................................................           31

     8.7   Third-Party Beneficiaries..........................................          31
     8.8   Counterparts and Facsimiles........................................          31
     8.9   Severability.......................................................          31
     8.10  Incorporation of Exhibits and Schedules...........................           31
     8.11  Governing Law.....................................................           32

                               LIST OF SCHEDULES

1.1(b)          Listed Contract
1.1(d)          Intellectual Property
1.1(k)          Other Properties
2.1             Organization; Capital Structure
2.2(a)-(e)      Capitalization
2.5             Liabilities
2.13            Disclosure Regarding Assets
2.14            Permitted Liens
2.15            Litigation
2.16            Conflicts or Defaults
2.17            Third Party Consents
2.18            Labor Relations
2.22            Customers
2.23            Employee Benefit Plans
2.24            Insurance Policies
2.25            Accounts Receivable
2.27            Complete Disclosure



                               LIST OF EXHIBITS

A               Allocation of Purchase Price
B               Assignment and Assumption Agreement
C               Escrow Agreement
D               Employment Agreements
E               Stock Restriction Agreement
F               Non-Competition and Non-Solicitation Agreement

                           ASSET PURCHASE AGREEMENT

          THIS AGREEMENT dated as of March 16, 2000, is by and between Actuate Corporation (a Delaware corporation) and EnterpriseSoft (a sole proprietorship).

          WHEREAS, Actuate Corporation ("Purchaser") is currently engaged in, among other things, the business of developing, marketing and selling software;

          WHEREAS, EnterpriseSoft (the "Seller") is also engaged in, among other things, the business of developing, marketing and selling software (the "Business");

          WHEREAS, Purchaser proposes to acquire designated assets and assume designated liabilities (the "Acquisition") of the Business from the Seller; and

          WHEREAS, following the Acquisition, the Business related to the Assets (as hereafter defined) shall be conducted through Purchaser;

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                   ARTICLE I

                               BASIC TRANSACTION

        1.1  Purchase and Sale of Assets; Description of Assets to be Acquired.
             -----------------------------------------------------------------
At the losing (as hereafter defined), subject to the terms and conditions of this Agreement and for the consideration set forth in Section 1.4 hereof, and except as provided in Section 1.1(l), below, Seller agrees to convey, sell, transfer, assign, and deliver to Purchaser, and Purchaser shall purchase from Seller, all right, title, and interest throughout the world of Seller at the Closing in and to the assets, properties, and rights (contractual or otherwise) of the Business of every kind, nature, and description, personal, tangible and intangible, known or unknown, wherever located, including, without limitation, the following:

             (a)  Personal Property.  All interests in equipment, leasehold
                  -----------------
improvements, furniture, computer hardware, office supplies and other tangible personal property (the "Personal Property");

             (b)  Contracts.  All claims and rights under all agreements,
                  ---------
contracts, contract rights, licenses, purchase and sale orders, quotations, and other executory commitments (collectively, the "Contracts"), including, without limitation, those listed on Schedule 1.1(b) (the "Listed Contracts") hereto to
                            ---------------
the extent the rights and claims thereunder arise after the Closing and relate to goods delivered or to be delivered or to services performed or to be performed after the Closing, including, but not limited to, accounts receivable;

             (c)  Permits.  All transferable franchises, licenses, permits,
                  -------
consents, authorizations, and approvals of any federal, state, or local regulatory, administrative, or other governmental agency or body (those franchises, licenses, permits, consents, authorizations, approvals and permits are hereinafter referred to as the "Governmental Permits");

             (d)  Intellectual Property.  All trade secrets, financial
                  ---------------------
information, product plans, client and customer lists, client and customer account information (including customer payment histories), contractor and consultant and employee lists, contractor and consultant and employee work histories and account information, marketing plans and strategies, forecasts and other business information, improvements, inventions, formulas, ideas, research and development information, works of authorship, processes, computer programs, applications, algorithms, techniques, schematics, designs, plans, proposals, know-how, data, patents, patent applications, trademarks and their associate goodwill, trademark applications, copyrights and their respective moral rights, copyright applications, design rights, trade secret rights and other rights (including, without limitation, all rights to the trademarks and patents listed on Schedule 1.1(d) hereto) owned, used, licensed or held for use by Seller
   ---------------
(including, without limitation, any applications for or extensions, renewals, continuations or divisions of any of the foregoing (the "Intellectual Property")).

             (e)  Documents.  Copies of all books of account, records, general
                  ---------
ledgers, documents, sales invoices, correspondence, lists, accounts payable and payroll records, federal and state tax returns (including schedules thereto), files, papers, studies, reports and all other papers and records (the "Records");

             (f)  Warranty Rights.  All rights, if any, under express or
                  ---------------
implied warranties from suppliers of Seller;

             (g)  Causes of Action.  All of Seller's causes of action,
                  ----------------
judgments, and claims or demands of whatever kind or description;

             (h)  Goodwill.  All goodwill;
                  --------

             (i)  Claims.  All claims, deposits, prepayments, refunds, causes
                  ------
of action, choses in action, rights of recovery, rights of set off, and rights of recoupment;

             (j)  Real Property.  All real property interests, including
                  -------------
without limitation, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenances thereto; and

             (k)  Other Properties.  Such other properties or assets as are
                  ----------------
listed on Schedule 1.1(k) hereto.
          ---------------

             (l)  Excluded Assets.  Seller shall not be obligated to transfer
                  ---------------
to Purchaser any cash, bank accounts, money market accounts, or any other cash-equivalent accounts maintained by Seller.

          The assets, properties and rights to be conveyed, sold, transferred, assigned, and delivered to Purchaser pursuant to this Section 1.1 are sometimes hereinafter collectively referred to as the "Assets."

        Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach of any such Assets or result in the loss or diminution thereof.

        1.2  Assumed Liabilities.  Buyer hereby agrees as of the Closing to
             -------------------
assume, satisfy or perform when due all liabilities and obligations of Seller in respect of each of the Listed Contracts to the extent (but only to the extent) each of such obligations arise after the Closing (the "Assumed Liabilities") whether or not a claim has been asserted in connection therewith prior to the Closing and excluding without limitation, (i) obligations relating to breach, if any, of the Contracts occurring prior to the Closing; and (ii) debts relating to services rendered, but not paid for as of the Closing.

        1.3  Unassumed Liabilities.  With the exception of the Assumed
             ---------------------
Liabilities, Buyer shall not, by the execution, delivery and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of acts or occurrences prior to, at or after the date hereof. Without limiting the generality of the foregoing, Seller shall remain liable for all liabilities and obligations to federal, state, local or other taxes of any kind incurred before the Closing, to any product warranty claim initiated prior to the Closing, or to Seller's personnel with respect to payroll, overtime, accrued vacation time, holiday time, severance arrangements or workers' compensation of any nature which are accrued but unpaid as of the Closing or which accrue as a result of the consummation of the transactions contemplated herein.

        1.4  Consideration.  Subject to the provisions of an escrow as
             -------------
provided in Article VI hereof, in consideration for the Assets and the other forms of consideration to be given by Seller, and in full payment therefor, Purchaser will deliver to the Seller upon the Closing, two million four hundred fifty thousand dollars ($2,450,000) ("Cash Consideration") in cash payable by bank cashier's check or wire transfer and 100,000 shares of Common Stock of Purchaser, par value $0.001 per share (the "Shares"); provided, however, that the Shares shall be delivered to Seller within 10 business days of the Closing.

        1.5  The Closing.  Subject to termination of this Agreement as
             -----------
provided in Article VII below, the closing of the Acquisition contemplated by this Agreement shall take place at the offices of Actuate Corporation, San Mateo, California, on such date that the conditions of closing set forth in
Article V hereof have been satisfied or waived, or such other place as the parties hereto may mutually select (the "Closing").

        1.6  Arbitration.  Any controversy pursuant to this Agreement, shall
             -----------
be finally determined by arbitration in San Mateo county, California, in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association then in effect (the "Rules"), and judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. For purposes of such arbitration, three arbitrators shall be chosen in accordance with the Rules. There shall be limited discovery prior to the arbitration hearing (the "Hearing") as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure. The arbitrators shall award to the prevailing party its costs and expenses (including counsel fees) of any such arbitration. Notwithstanding the amount in controversy, the Expedited Procedures as set forth in the Rules shall apply. The parties hereby agree that to the extent practicable, the Hearing shall take place within one hundred twenty (120) days of the selection of the arbitrators. The arbitration proceeding shall be conducted in confidence and no party thereto shall disclose to any other person any matters disclosed at or in connection with the hearing unless required to do so by law or pursuant to a court order.

        1.7  Allocation of Purchase Price.  The consideration given for the
             ----------------------------
Assets shall be allocated among the Assets and in the manner provided for in Exhibit A ("Allocation of Purchase Price"), which the parties acknowledge will
---------
be prepared by mutual agreement of the parties within sixty (60) days of the Closing, using the allocation methods and principles required by Section 1060 of the Internal Revenue Code of 1986, as amended, (the "Code") and the Treasury Regulations promulgated thereunder. Neither Purchaser nor Seller shall take any position inconsistent with such allocation, and any and all filings with and reports made to any Taxing authority will be consistent with that allocation.

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLER

        The Seller hereby represents and warrants to Purchaser and Actuate that, except as set forth in a Schedule hereto, specifically referring to the applicable section of this Article II, delivered by the Seller to Purchaser and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to
Purchaser:

        2.1  Organization; Qualification; Good Standing.
             ------------------------------------------

             (a) Seller (i) is a proprietorship under the laws of the state of its organization, (ii) has the authority to own, lease and operate its properties and to conduct the Business as now conducted and (iii) is duly qualified, licensed and authorized to do business and is in good standing in all jurisdictions in which the ownership, leasing or operating of its respective properties or the conduct of the Business requires such qualification and/or license, except where the failure to be so qualified and/or licensed to do business would not have a material adverse effect on Seller or the Business.

             (b) Seller does not own any equity interest, directly or indirectly, in any other entity or control any other entity.

        2.2  Capitalization.

              (a) As of the date of this Agreement, Sandeep Jain owns all of the Seller as a sole proprietorship.

              (b)  Except as set forth in Schedule 2.2(b), there are no options,
                                          ---------------
preemptive rights, calls, subscriptions, commitments, or other instruments, understandings, or agreements outstanding giving any person or entity the right to acquire any interest in Seller nor are there any commitments to issue or execute any of the foregoing.

             (c)  Except as set forth in Schedule 2.2(c), no person or entity
                                         ---------------
has any rights for or relating to the registration of any interest in Seller or any successor thereto.

             (d)  Seller has no minute books or stock records.

             (e)  The individual and/or entities set forth in Schedule 2.2(e),
                                                              ---------------
collectively, are the record and beneficial owners of all of the interests in Seller as more specifically set forth in Schedule 2.2(e). No other person or
                                         ---------------
entity has, nor until after the Closing will have, any equity or other ownership interest in Seller of any nature whatsoever.

        2.3  Authority.
             ---------

             (a) Seller has full power and authority to enter into this Agreement, the Assignment and Assumption Agreement attached as Exhibit B hereto,
                                                               ---------
and the Escrow Agreement attached as Exhibit C hereto (collectively, the
                                     ---------
"Related Agreements"), to execute, deliver and perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. Each of this Agreement and the Related Agreements is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) the discretion of a court ordering specific performance and other equitable remedies, and (iii) general principles of equity regardless of whether raised in a proceeding at law or in equity.

             (b) No consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign (a "Governmental Entity"), is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the Related Agreements by Seller or the consummation by Seller of the transactions contemplated hereby or thereby.

        2.4  Financial Information.  Seller has delivered to Purchaser the
             ---------------------
unaudited balance sheets and related statements of combined operations and cash flows prepared in connection with the operation of the Business for the fiscal years ended December 31, 1997, 1998, and 1999 (the "Financial Statements"). The Financial Statements are complete and correct in all material respects, have been prepared on a consistent basis throughout the periods indicated and with each other and present fairly and accurately the financial condition of the Business as of the respective dates thereof. All of Seller's general ledgers, books and records are located at Seller' principal place of business in California.

        2.5  Liabilities.  Except as set forth on Schedule 2.5, Seller has no
             -----------                          ------------
liabilities arising in connection with or affecting the Business or the Assets (contingent, absolute, accrued or unaccrued, liquidated or unliquidated, or otherwise) other than those reflected in the Financial Statements, or those as to which an adequate reserve therefor has been established and is adequately reflected in the Financial Statements. Except as set forth on Schedule 2.5,
                                                               ------------
there are no debts, liabilities or obligations with respect to Seller or to which the Assets are subject, liquidated, unliquidated, accrued absolute, contingent or otherwise, in excess of $10,000 individually or in excess of $25,000 in the aggregate.

        2.6  Absence of Certain Changes and Events.  Since December 31, 1999,
             -------------------------------------
there has not been in connection with or affecting the Business or the Assets:

             (a) Any material adverse change in the financial condition, results of operation, assets, liabilities or prospects of Seller or the Business, or any occurrence, circumstance, or in the aggregate that would result in any such material adverse change;

             (b) Any event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, that has had a material adverse effect on Seller, the Business or the Assets or any such event that would have a material adverse effect on Seller, the Business or the Assets;

             (c) Any material transaction relating to or involving Seller, the Business, or the Assets taken as a whole which was entered into or carried out by any of Seller other than in the ordinary course of business or in connection with this Agreement;

             (d) Any material change made by Seller in the method of operating the Business, including, but not limited to, changes in collection practices or changes in the granting of discounts;

             (e) Any material change by Seller in accounting or tax practices or procedure;

             (f) Any sale, lease or disposition of, or any agreement to sell, lease, or dispose of the Assets other than in the ordinary course of business and consistent with prior practice, other than in connection with this Agreement;

             (g) Any material modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any material term, condition, or provision of any material contract, agreement, proprietary right, license, permit or other instrument to which Seller is a party and relating to or affecting the Business or the Assets other than any satisfaction by performance in accordance with the terms thereof in the ordinary course of business and consistent with prior practice;

             (h) Any event permitting any of the Assets to be subjected to any pledge, encumbrance, security interest, lien, charge, or claim of any kind whatsoever (direct or indirect) (collectively, "Liens"), other than (a) mechanic's, materialmen's, landlord's, lessor's, carrier's, warehousemen's or similar liens incurred in the ordinary course of business or (b) liens for taxes, assessments or other governmental charges not yet due (collectively, "Permitted Liens");

             (i) Any increase in compensation or any adoption of, or increase in, any bonus, incentive compensation, pension, profit sharing, retirement, insurance, medical reimbursement or other employee benefit plan, payment or arrangement to, for, or with any of Seller, other than in the ordinary course of business;

             (j) Any notice (written or unwritten) from any employee earning more than $40,000 per year in base pay and commissions (a "Key Employee") of Seller that such Key Employee has terminated, or intends to terminate, such Key Employee's service with Seller;

             (k) Any material adverse change in the Business' relationship with any vendor or contractor, or the occurrence of any condition or event with respect to any vendor, contractor or customer, that is reasonably likely to have material adverse effect on Seller, the Business or the Assets taken as a whole;

             (l) Any waiver of any rights of material value relating to the Business or the Assets by Seller without corresponding benefit;

             (m) Any disposition or abandonment of any of Seller' trademarks, trade names, patents, copyrights or other intellectual property rights or proprietary trade secrets or processes, necessary or incidental to the conduct of the Business; or

             (n) Any other event or condition of any character that materially adversely affects the Business or the Assets.

        2.7  Taxes.
             -----

             (a) Seller has completed and duly and timely filed in correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all Returns (as hereinafter defined) required to be filed on or prior to the date hereof and will complete and duly and timely file in correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all Returns required to be filed after the date hereof. All of such Returns that have been filed were accurate and complete as filed and all of such Returns that will be filed will be accurate and complete when filed. Seller has paid in full all Taxes (as hereinafter defined), assessments or deficiencies (A) shown to be due on those Returns that have been filed or (B) claimed to be due by any Taxing authority or otherwise due or owing, except as to such Taxes as disputed in good faith by Seller. Seller has made all withholdings of Tax required to be made under all applicable United States, foreign, state and local tax laws and regulations; and such withholdings have been or will be paid to the respective governmental agencies when due and to the extent not yet due have been set aside in accounts for purposes of such payment.

             (b) The Assets are not subject to any liens for Taxes, except liens for current ad valorem Taxes not yet due, and neither Purchaser nor any affiliate thereof will become directly or indirectly liable for, and no lien, claim or encumbrance will be placed upon the Assets with respect to, (A) any Taxes attributable to the ownership or use of the Assets with respect to periods prior to and including the date of Closing (other than ad valorem Taxes not yet due and payable as of the Closing) or (B) any other Taxes (regardless of whether attributable to periods prior to and including the Closing) imposed upon Seller or attributable to the actions or activities of Seller. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement or any exhibit or annex hereto, covering any director, officer, employee and consultant (each, a "Service Provider") that, individually or collectively, could give rise to the payment of any amount by Purchaser or its affiliates that would not be deductible pursuant to Section 280G or Section 162 of the Internal Revenue Code of 1986, as amended (the "Code"). None of the Assets consist of stock of another corporation or entity treated as such for tax purposes.

             (c) No issues have been raised (nor to the knowledge of Seller are any currently pending) by any Taxing authority in connection with any of the Returns. No extensions or waivers of statutes of limitations with respect to the Returns have been given by or requested from Seller. No Returns are presently under examination and no assessments or deficiencies with respect to the Returns are presently being contested by Seller. Seller is not a party to or bound by (and, except for this Agreement, prior to the Closing will not become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement. None of the assets of Seller, directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Seller is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

             (d)  For purposes of this Agreement:

                  (i) "Tax" (and, with correlative meaning, "Taxes," "Taxable" and "Taxing") means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales , use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (C) any liability for the payment of any amounts of the type described in (A) or (B) as a result of any express or implied obligation to indemnify any other person.

                (ii) The term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

        2.8  Compliance With Law.  To the Seller's best knowledge, Seller has
             -------------------
complied and is in compliance with all applicable federal, state and local laws, statutes, licensing requirements, rules, and regulations and judicial or administrative or zoning decisions. Seller has been granted all licenses, permits (temporary and otherwise), authorizations, and approvals from federal, state, and local government regulatory or zoning agencies or bodies necessary to carry on the Business and maintain the Assets, all of which are currently valid and in full force and effect, other than where the failure to be valid or in full force and effect would not have material adverse effect on the Business. All transferable Governmental Permits shall be (i) transferred to Purchaser as of the Closing and (ii) valid and in full force and effect upon the consummation of the transactions contemplated by this Agreement to the same extent as applicable to Seller prior to the Acquisition. There is no order issued, investigation, or proceeding pending or threatened, or notice served with respect to any material violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal, state, local, or foreign court or governmental agency or instrumentality applicable to Seller. Seller has valid use permits for the Business and its operations, other than those the failure of which to obtain will not have a material adverse effect on the Business.

        2.9  Proprietary Rights.
             ------------------
             (a) All Intellectual Property requiring the execution and filing with an appropriate governmental agency, including without limitation, the Patent and Trademark Office, has been so indicated in Schedule 1.1(d) hereto.
                                               ---------------
The Intellectual Property includes all patents, patent applications, trademarks, trademark applications, trade names, copyrights and associated moral rights, copyright applications, trade secrets, information, proprietary rights and processes necessary for the Business as now conducted without any conflict with or infringement upon the rights of others. Seller is the sole owner of all right, title and interest in and to all Intellectual Property free and clear of all liens, encumbrances, claims, rights of use and restrictions whatsoever. Except as set forth in
Schedule 2.9, there are no outstanding options, licenses or agreements of any
------------
kind relating to the Intellectual Property nor are Seller a party to any options, licenses or agreements of any kind with respect to the logo, trademark and trade name rights, software, databases, source code patents, patent rights, copyrights, trade secrets, processes and proprietary licenses, information, proprietary rights and processes of any other person or entity which relates to the Business or Assets.

             (b) Neither the Intellectual Property nor any other processes, methods, or operations employed by Seller, now or in the past, infringes upon any proprietary rights, or intellectual property of any other person, firm, corporation, or other entity. There is not pending or, to the knowledge of Seller, threatened any claim or litigation contesting the right of Seller to engage in or employ any such processes, methods, operations, or the Proprietary Rights. To the knowledge of Seller, no Service Provider at the date hereof or as of the Closing is in violation of any material term of any employment contract, proprietary information or inventions agreement, or any other contract or agreement relating to the relationship of any such Service Provider with

Seller or, to the knowledge of Seller, any previous employer. To Seller' knowledge, no Service Provider as of the date hereof or as of the Closing is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would conflict with their obligation to use their best efforts to promote the interests of the Business or which would conflict with the Business as conducted or as proposed to be conducted.

        2.10  Restrictive Documents or Orders.  Seller is not party to or bound
              -------------------------------
under any agreement, contract, order, judgment, or decree, or any similar restriction that adversely affects (i) the continued operation by Purchaser of the Business after the Closing on substantially the same basis as said Business was theretofore operated or (ii) the consummation of the transactions contemplated by this Agreement. Seller is not party to or bound under, and at no time have been a party to or bound under, any franchise agreement(s).

        2.11  Contracts and Commitments.
              -------------------------

              (a) Except for the Listed Contracts and except for this Agreement, there are no agreements or contracts, whether or not in writing, to which Seller is a party that may: (i) involve obligations (contingent or otherwise) of Seller in excess of $10,000; (ii) involve the license of any Intellectual Property to or from Seller; (iii) contain provisions restricting and/or affecting the development, distribution or sales of Seller or the Business' products or services; (iv) relate to any aspect of the Business and in which any person who was or is a manager, officer or director of Seller (or any person, firm partnership, trust or corporation affiliated with any such persons) has a material interest; (v) involve any joint venture or partnership contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons; (vi) involve any agreement containing covenants purporting to limit the freedom of Seller to compete in any line of business or geographic area or involve the distribution of Seller' or the Business' products or services; (vii) involve any agreement of indemnification regarding Seller and/or the Business; (viii) establish any powers of attorney regarding Seller and/or the Business, (ix) obligate Seller for the repayment of borrowed money; or (x) involve any other agreement, contract or commitment which is material to Seller as a whole.

             (b) Seller has performed all obligations to be performed by it under the terms of each Listed Contract, and are not in default thereunder. No event or omission has occurred that but for the giving of notice or lapse of time or both would constitute a default by Seller under any such Listed Contract. Each such Listed Contract is valid and binding on all parties thereto and in full force and effect, and to Seller' knowledge, no other party to any of the Listed Contracts is in default thereunder. Seller has received no written or unwritten notice of any default, cancellation, or termination in connection with any such Listed Contract. Each Listed Contract, and all rights and interests of Seller thereunder, shall have been assigned to Purchaser at the Closing, and no consents or approvals of any third parties are required in connection with such assignments.

        2.12  Operating Condition.  To Seller' knowledge, the Assets that are
              -------------------
necessary to operate the Business as the Business was operated by Seller immediately prior to the Closing are, taken as a whole, in adequate and suitable condition for the purposes for which they are presently being used.

        2.13  Assets.  Except as set forth on Schedule 2.14, the Assets include
              ------                          -------------
all Intellectual Property and all of the property in which Seller has any right, title and interest. Such Assets include all the assets necessary to operate the Business in the same manner as the Business was operated by Seller immediately prior to the Closing. No entity affiliated with Seller owns, or has any interest in, any Asset used in the operation of the Business.

        2.14  Title to the Property.  Seller has good and marketable title to
              ---------------------
the Assets, free and clear of any Liens other than those Permitted Liens specifically identified on Schedule 2.14 hereto. By virtue of the deliveries
                           -------------
made at the Closing, Purchaser will obtain good and marketable title to the Assets, free and clear of any Liens other than the Permitted Liens specifically identified on Schedule 2.14 hereto.
              -------------

        2.15  Litigation.  Except as set forth on Schedule 2.15, Seller has not
              ----------                          -------------
engaged in nor is it planning to engage in, nor has it received any threat of, any litigation, arbitration, investigation, or other proceeding relating to Seller or Seller's employees or consultants ("Service Providers"), benefit plans, properties, Intellectual Property, the Business, or the Assets, licenses, permits, or goodwill of Seller, or affecting this Agreement, the Related Agreements or the actions taken or contemplated in connection herewith and therewith, nor, to Seller' knowledge, is there any reasonable basis therefor. Seller represent that they are not bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person that has or could have a material adverse effect on the Business, Assets or the results of operations, prospects or financial condition of the Business or Seller.

        2.16  No Conflict or Default.  Except as set forth on Schedule 2.16,
              ----------------------                          -------------
neither the execution and delivery of this Agreement and the Related Agreements, nor compliance with the terms and provisions hereof and thereof, including without limitation, the consummation of the transactions contemplated hereby and thereby, will violate any statute, regulation, or ordinance of any governmental or administrative authority or conflict with or result in the breach of any term, condition, or provision of the Certificate of Incorporation or Bylaws of Seller or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which any of Seller is a party or by which it or any of the Assets of Seller are or may be bound (including, without limitation, the Listed Contracts), or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

        2.17  Third Party Consents.  Except as set forth on Schedule 2.17, no
              --------------------                          -------------
consent, approval, or authorization of any person, agency or third party or on the part of Seller is required in connection with the consummation of the transactions contemplated hereunder, including without limitation the assignment to Purchaser of the Listed Contracts.

        2.18  Labor Relations.
              ---------------
              (a) Seller has not failed to comply in any material respect with Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

              (b) There are no labor disputes pending or, to the knowledge of any of Seller, threatened between Seller and any Service Providers or any labor union or other collective bargaining unit representing any of the Service Providers.

              (c) Seller has never entered into a collective bargaining agreement or other labor union contract relating to the Business or applicable to the Service Providers.

              (d)  Except as set forth on Schedule 2.18, there are no oral or
                                          -------------
written employment or separation or severance agreements or benefits continuation obligations on the part of Seller.

        2.19  Brokers' and Finders' Fees/Contractual''.  Seller represents that
              --------------------------------------
it has not taken any action that obligates Seller to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement, the Related Agreements, or in connection with any transactions contemplated hereby or thereby. Seller represent that it is not, nor is any agent or representative of Seller, subject to any agreement, letter of intent, or understanding of any kind which prohibits, limits, or restricts Seller from negotiating, entering into, and consummating this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby.

        2.20  Interested Party Relationships.  Neither Seller nor any
              ------------------------------
corporation, partnership, or other entity that, directly or indirectly, alone or together with others, controls, is controlled by, or is in common control with Seller nor, to the Seller' knowledge, any Service Provider, agent, or representative of Seller who is a Service Provider at the date hereof or at the date of the Closing, has any financial interest (other than the ownership of accounts receivable or accounts payable in the ordinary course of business), direct or indirect, in any vendor, contractor or customer, or any party to any Listed Contract.

        2.21  Environmental and Safety Matters.  To Seller's best knowledge,
              --------------------------------
Seller is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

        2.22  Customers.  Except as set forth on Schedule 2.22, no single client
              ---------                          -------------
or customer of Seller has accounted for more than five percent (5%) of the total sales of the Business during the three fiscal years ended December 31, 1999. No Customer has terminated its relationship with Seller during the one (1) year period preceding the Closing, and none of such

Customers has notified Seller of an intention to terminate, or alter in any material adverse way, its relationship with Seller. Seller is not aware of any events or facts that would lead it to believe that any such Customer will not continue to purchase Seller's services at substantially the same level as currently purchased by such Customer.

        2.23  Employee Benefit Plans.
              ----------------------

              (a)  Schedule 2.23 lists, with respect to Seller, any subsidiary
              ---  -------------
of Seller and any trade or business (whether or not incorporated) which is treated as a single employer with any Seller (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section
129), life insurance or accident insurance plans, programs or arrangements,
(iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Seller and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise (together, the "Seller Employee Plans").

              (b) Seller has furnished to the Purchaser a copy of each of the Seller Employee Plans and related plan documents (including trust documents, insurance policies or contracts) and have, with respect to each Seller Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last plan year. Any Seller Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Seller has also furnished the Purchaser with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Seller Employee Plan.

              (c) (i) None of the Seller Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Seller Employee Plan,
(iii) each Seller Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Seller and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Seller Employee Plans; (iv) neither Seller nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Seller Employee Plans; (v) all material contributions required to be made by Seller or ERISA Affiliate to any Seller Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Seller Employee Plan for the current plan years; and (vi) no Seller Employee Plan is covered by, and neither Seller nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Seller Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Seller has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Seller Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Seller, is threatened, against or with respect to any such Seller Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Seller nor other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

              (d) With respect to each Seller Employee Plan, Seller has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder.

              (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Seller or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any benefits, or increase the amount of compensation due any such employee or service provider.

              (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Seller or, to Seller' knowledge, any other ERISA Affiliate, or change in participation or coverage under, any Seller Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan in the Financial Statements.

        2.24  Insurance.  Seller maintains policies of insurance covering the
              ---------
Assets in types and amounts customary for similarly-sized companies engaged in similar businesses. To Seller' knowledge, Seller is in compliance with each of such policies such that none of the coverage provided under such policies has been invalidated, and Seller has not received any written notice of cancellation of any such policies. Schedule 2.24 lists and describes all of Seller' insurance
                      -------------
policies covering the Assets in effect immediately prior to the Closing.

        2.25  Accounts Receivable.  Schedule 2.25 sets forth an aging of
              -------------------   -------------
accounts receivable of Seller as of December 31, 1999 in the aggregate and by customer (0-30 days, 30-90 days and greater than 90 days) that corresponds to accounts receivable on the balance sheet in the Financial Statements.

        2.26  Books and Records.  The books and records of Seller to which
              -----------------
Purchaser and its accountants and attorneys have been given access are the true books and records of Seller and fairly reflect the underlying facts and transactions consistent with normal bookkeeping practices so as to permit the financial statements derived therefrom to be prepared in accordance with past practices.

        2.27  Complete Disclosure.  Except as set forth on Schedule 2.27, no
              -------------------                          -------------
representation or warranty by Seller and no exhibit, schedule, statement, certificate, or other writing furnished to Purchaser pursuant to this Agreement or the Related Agreements or in connection with the transactions contemplated thereby, contains any untrue statement of a material fact or omits to state any fact necessary to make the statements contained herein and therein not materially misleading.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller that, except as set forth in a Schedule hereto specifically referring to the application section of this Article III delivered by Purchaser to Seller:

        3.1  Organization and Standing.  Purchaser is a corporation duly
             -------------------------
organized, validly existing, and in good standing under the laws of the state of Delaware.

        3.2  Authorization.  Purchaser has full corporate power and authority to
             -------------
enter into this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement and the Related Agreements. Purchaser has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and the Related Agreements. This Agreement and the Related Agreements constitute valid and binding obligations of Purchaser, enforceable in accordance with their respective terms; subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) the discretion of a court ordering specific performance and other equitable remedies, and (iii) general principles of equity regardless of whether raised in a proceeding at law or in equity. No consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any Governmental Entity, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the Related Agreements by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or thereby.

        3.3  SEC Filings; Financial Statements.
             ---------------------------------

             (a) Purchaser has delivered to the Seller accurate and complete copies (including copies of exhibits) of each report, effective registration statement (on a form other than Form S-8) and definitive proxy statement filed by Purchaser with the Securities and Exchange Commission ("SEC") between January 1, 1999 and the date of this Agreement (the "Purchaser SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (as the case may be); and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (b)  The financial statements contained in the Purchaser SEC
Documents: (i) complied in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the financial position of Purchaser and its subsidiaries as of the respective dates thereof and the results of operations of Purchaser for the periods covered thereby.

        3.4  Compliance with Other Instruments.  The execution and delivery of
             ---------------------------------
this Agreement and the Related Agreements by Purchaser, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof by Purchaser do not conflict with or result in a breach of any terms of, or constitute a default under their respective charter documents or any agreement with any third party.

        3.5  Compliance With Law.  Purchaser has materially complied and is in
             -------------------
material compliance with all applicable federal, state and local laws, statutes, rules, and regulations and judicial or administrative decisions. Purchaser has been granted all material licenses, permits (temporary and otherwise), authorizations, and approvals from federal, state, and local government regulatory agencies or bodies necessary to carry on its business, all of which are currently valid and in full force and effect, other than where the failure to be valid or in full force and effect would not have material adverse effect. There is no order issued, investigation, or proceeding pending or threatened, or notice served with respect to any material violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal, state, local, or foreign court or governmental agency or instrumentality applicable to Purchaser.

        3.6  Consents.  No consent, approval, order, or authorization or
             --------
registration, qualification, designation, declaration, or filing with any federal, state, local, or provincial governmental authority, is required in connection with the consummation of the transactions contemplated hereunder other than as contemplated herein.

        3.7  Authority.
             ---------

             (a) Purchaser has full power and authority to enter into this Agreement, and the Related Agreements, to execute, deliver and perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. Each of this Agreement and the Related Agreements is a legal, valid and binding obligation of Purchaser, enforceable against Seller in accordance with their respective terms, subject to (i) any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) the discretion of a court ordering specific performance and other equitable remedies, and (iii) general principles of equity regardless of whether raised in a proceeding at law or in equity.

                                  ARTICLE IV

                                   COVENANTS

        4.1  Best Efforts.  Each party hereto shall use its best efforts
             ------------
consistent with reasonable business practice to take all actions and to do all things necessary, proper and advisable to consummate the transactions contemplated by this Agreement.

        4.2  Notices and Consents.  Seller shall use its reasonable best
             --------------------
efforts to obtain, at its expense, all such waivers, permits, consents to assignments and other consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such consents, registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to Seller in connection with the transactions contemplated by this Agreement

        4.3  Operation of Business.  Except as contemplated by this Agreement,
             ---------------------
during the period from the date of this Agreement to the Closing, Seller shall conduct its Business and operations only in the ordinary course of business in compliance with all applicable laws and regulations, and to the extent consistent therewith use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of their current officers, employees, consultants and contractors, and preserve their relationships with clients, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing business dealings shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, Seller shall not, without the written consent of Purchaser:

             (a) issue, sell, deliver or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, interests, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any interest of Seller;

        (b) repurchase, any stock of any class or any other securities or interests or any rights, warrants or options to acquire any such stock or other securities;

        (c) except as required to disburse any cash to Sandeep Jain to comply with Section 1.1(l), declare, set aside or pay any distribution (whether in cash or property or any combination thereof) in respect of its interests;

        (d) create, incur or assume any debt or liability not currently outstanding (including obligations in respect of capital leases), except in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, or make any loans, advances or capital contributions to, or investments in, any other person or entity;

        (e) enter into, adopt or amend any Seller Employee Plans or any employment or severance agreement or arrangement of the type described in
Section 2.23 or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or adopt or modify any other compensation plan, or pay any benefit not required by the terms in effect on the date hereof of any existing Seller Employee Plan or accelerate, or agree to accelerate the vesting of any outstanding options, warrants or benefits, except in the ordinary course of business;

        (f) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any subsidiary or any corporation, partnership, limited liability company, association or other business organization or division thereof), other than purchases and sales of assets in the ordinary course of business, or sales or disposition of the non-purchased limited liability companies;

        (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

        (h) discharge or satisfy any security interest or pay any obligation or liability other than in the ordinary course of business;

        (i) mortgage or pledge any of the Assets or subject any such Assets to any security interest;

        (j)  sell, assign, transfer or license any Intellectual Property;

        (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any Listed Contract or agreement;

        (l) make or commit to make any capital expenditure in excess of $1,000 per item;

        (m)  hire any employee;

             (n) except as required to disburse any cash to Sandeep Jain to comply with Section 1.1(l), make any cash disbursement in excess of $10,000;

             (o)  initiate any litigation;

             (p) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Seller set forth in this Agreement becoming untrue or (ii) any of the conditions hereunder not being satisfied;

             (q) agree in writing or otherwise to take any of the foregoing actions.

        4.4  Full Access.  Seller shall allow Purchaser, after reasonable
             -----------
notice, to have full access (at all reasonable times, and in a manner so as not to interfere with normal business operations of Seller) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to Seller.

        4.5  Covenants Against Disclosure.  The parties agree to maintain the
             ----------------------------
confidentiality of the terms and conditions of this Agreement, except to the extent required by law or pursuant to the public reporting obligations of Purchaser or as necessary to consummate the transactions contemplated herein.
No party shall disseminate (except to the parties to this Agreement) any press release or announcement concerning the transactions contemplated by this Agreement or the Related Agreements or the parties hereto or thereto without the prior written consent of Seller and Purchaser except as required under the public reporting obligations of Purchaser or as required by law.

        4.6  Further Assurances.  Following the Closing, Seller shall use its
             ------------------
commercially reasonable efforts to obtain any consents and approvals of, or effect the notification of or filing with, each person or authority, whether private or governmental, whose consent or approval is required in order to permit the consummation of the Acquisition and the transactions contemplated hereby and to enable Purchaser to conduct and operate the Business substantially as presently conducted. Following the Closing, each party shall prepare, execute, and deliver such further instruments, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to consummate the terms and provisions of this Agreement, provided that in any such case the requesting party shall pay the reasonable out-of-pocket costs incurred by the party complying with such request. Seller shall also reasonably cooperate with any audits of the Financial Statements and shall execute any such representation letters satisfactory to their respective certified public accountants with respect thereto that are reasonably requested by Purchaser or its certified public accountants.

        4.7  Advice of Changes.  For a period of one year, the Seller will
             -----------------
promptly advise Purchaser in writing of any event occurring subsequent to the date of this Agreement that would demonstrate that its representations or warranties herein were untrue or inaccurate in any material respect as of the date of the Closing, provided, however, no disclosure made by Seller to Purchaser pursuant to this Section 4.7 shall give rise to any liability of Seller to Purchaser if made prior to the Closing. If appropriate, Seller may fulfill its obligations under this Section 4.7 prior to the Closing by updating the applicable disclosure schedules attached to this Agreement and notifying Purchaser of such changes in writing.

        4.8  Employees, Bonuses and Termination Payments.
             -------------------------------------------

             (a) At or before the Closing or within fifteen days thereafter, Seller shall pay all amounts due as of the date of the Closing to all Service Providers by way of salaries, bonuses, vacation, incentive, commission, severance or termination payments and shall pay or cause to be paid over to the appropriate Governmental Entities or other appropriate persons or entities all withheld taxes, social security and other payments accrued and payable with respect to such Service Providers through the Closing.

             (b) Seller shall promptly provide, or use its best efforts to cause any administrator of any Seller Employee Plan to provide, to Purchaser or its designee at any time before or after the Closing, all information in the custody or control of Seller requested by Purchaser or their designee to (i) determine whether there have been any failures to comply with the continuation health care requirements of COBRA on or prior to the Closing, and (ii) correct any such failures.

        4.9  Cooperation by Seller. Seller shall provide Purchaser with (i) such
             ---------------------
assistance as may reasonably be requested by Purchaser in connection with the preparation of any Return or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) any records or other information which may be relevant to any such Return, audit or examination, proceeding or determination, and (iii) any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period. Without limiting the generality of the foregoing, Seller shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such Returns for all tax periods or portions thereof ending before or including the Closing and shall not destroy or otherwise dispose of any such records without first providing the Purchaser with a reasonable opportunity to review and copy the same.

        4.10  Negotiation with Others.  Until March 25, 2000, Seller shall not
              -----------------------
(nor will it permit any of its directors, stockholders, employees, agents, representatives or affiliates to),directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or substantially all of Seller' business and properties whether by merger, purchase of assets or equity interest, tender offer or otherwise, or the sale, transfer or issuance of any equity interests of Seller, (ii) disclose any information not customarily disclosed to any person concerning Seller' business and properties or afford to any person or entity access to its properties, books or records in connection with a transaction of the type referred to in clause (i), or (iii) assist or cooperate with any person to make any proposal to consummate a transaction of the type referred to in clause (i). In the event Seller shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (i) or
(iii) above, or
any request for disclosure or access pursuant to clause (ii) above, it shall immediately inform Purchaser as to any such offer or proposal and will cooperate with Purchaser by furnishing any information with respect to such offer or proposal it may reasonably request.

        4.11  Payment of Taxes.  Except as to such Taxes as may be disputed in
              ----------------
good faith, Seller will pay in full when due all Taxes imposed upon Seller or with respect to its assets arising from any periods prior to and including the Closing, whether due before or after the date hereof.

        4.12  Registration of Shares.
              ----------------------

              (a) Promptly after the Closing, and no later than three (3) months after the Closing, Purchaser shall prepare and file with the SEC a registration statement on Form S-3 or such successor or other appropriate form (such registration statement and the prospectus included therein being referred to as the "S-3") for resale of the Shares by the holders of such shares, and their permitted transferees (collectively, the "New Actuate Stockholders"). Purchaser shall use reasonable commercial efforts to file the S-3 and have the S-3 declared effective under the Securities Act within six (6) months following the Closing. Purchaser shall make reasonable commercial efforts to cause the S-3 to continue to be effective and the prospectus contained therein to be updated to enable the New Actuate Stockholders to resell the Shares provided that such resales shall take place over the Nasdaq Stock Market or such other national market as Purchaser Common Shares may be traded. Purchaser shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Shares and the resale of those shares pursuant to the S-3.

             (b) Any New Actuate Stockholder selling stock registered under the S-3 shall indemnify Purchaser, its officers and directors, each underwriter and selling broker, if any, and each person, if any, who controls Purchaser, against liability (including liability under the Securities Act and the Exchange Act arising by reason of any statement contained in the S-3, that such New Actuate Stockholder provided to Purchaser in writing explicitly for use in the S-3, being false or misleading or omitting to state a material fact necessary to be stated in order that the statements made in the S-3, in the circumstances in which they are made, not be misleading.

             (c) Purchaser shall indemnify each New Actuate Stockholder selling stock registered under the Registration Statement (including any underwriter, broker or dealer through whom such shares may be sold) and each person, if any, who controls such New Actuate Stockholder or any such underwriter, broker, or dealer within the meaning of Section 15 of the Securities Act, against liability (including liability under the Securities Act and Exchange Act) arising by reason of any statement (other than a statement provided by any New Actuate Stockholder as described above) in the S-3 included therein being false or misleading or omitting to state a material fact necessary to be stated in order that the statements made in or incorporated by reference in the S-3, in the circumstances in which they are made, not be misleading. Purchaser may suspend sales of Shares pursuant to the S-3 if it determines in good faith that such statements are materially misleading or contain material omissions, provided that Purchaser shall make a corrective filing as soon as practicable.

                (d) The obligations of Purchaser pursuant to this Section 4.12 shall expire on the earlier of (i) the sale or other disposition of all of the Shares, or (ii) the ability of all New Actuate Stockholders to dispose of all Shares within a single three (3) month period pursuant to Rule 144.

                (e) Purchaser shall bear all costs and expenses associated with the registration of such Shares and the preparation and filing of the S-3 (as described in this Section 4.12), including, without limitation, printing expenses, legal fees and disbursements of counsel to Purchaser, "blue sky" expenses, accounting fees and filing fees, but not including underwriting commissions or similar charges and legal fees and disbursements of counsel to the selling New Actuate Stockholders.

                (f) In the event that Form S-3 is not available at the time that it is required to be filed, the registration statement shall be filed on the successor to Form S-3 or if there is no clear successor form, or if the Seller is not eligible to use Form S-3 or a successor form, then the registration statement shall be filed using such form as may be available that is least burdensome for Purchaser.

                (g) Purchaser agrees that its obligation to register the Shares under Form S-3 shall not be subject to any offset for the failure of the Seller to perform under the terms of this Agreement or to perform as an employee. The parties agree that damages are an insufficient remedy for the breach of the obligation of Purchaser to file the required Form S-3, and that the remedies available to the Seller may include, but not be limited to, such equitable relief as a court of competent jurisdiction may deem appropriate.

                                   ARTICLE V

                      CONDITIONS PRECEDENT TO OBLIGATIONS

           5.1  Conditions to Obligations of Purchaser.  Each and every
                --------------------------------------
obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction as of on or before the Closing of the following conditions (unless waived in writing by Purchaser):

                (a) The representations and warranties of Seller are true on the date of the Closing, and Seller shall be in compliance with all covenants required to be complied with as of the Closing.

                (b) The approval of the Acquisition and all transactions contemplated by this Agreement by the Seller, in accordance with applicable laws and regulatory requirements.

                (c) The Closing shall have occurred on or before March 31, 2000.

                (d) Completion of legal, financial and technical "due diligence" investigation by Purchaser and representatives of Purchaser, the results of which are satisfactory to Purchaser in Purchaser's sole discretion.

                (e) The obtaining of all material consents and approvals required under Seller's charter documents, outstanding debt or any other outstanding contracts of Seller, under applicable law, or otherwise, and the making of all material or significant filings which are necessary or which Purchaser deems appropriate in connection with the Acquisition.

                (f) Seller shall have obtained all consents and approvals required to consummate the transactions contemplated by this Agreement and the Related Agreements, unless otherwise waived by mutual agreement.

                (g) There shall be no pending or threatened lawsuit challenging the Acquisition, the Agreement, the Related Agreements or the transactions contemplated hereby and thereby, by any body or agency of the federal, state, or local government or by any third party, and the consummation of the Acquisition shall not have been enjoined by a court of competent jurisdiction as of the Closing.

                (h) Purchaser shall have received evidence (in the form of UCC-3 termination statements and a recent UCC-1 financing statement search), at or prior to the Closing, satisfactory to it of Seller's title to all of the Assets and Seller's right to fully convey all such Assets described herein free and clear of all Liens, other than the Permitted Liens specifically identified on
Schedule 2.14.

                (i) Seller shall have delivered to Purchaser a certificate executed by an officer of Purchaser, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) and (b) of this Section
5.1 have been satisfied.

                (j) Purchaser shall have received fully executed copies of the Related Agreements.

                (k) Purchaser and each of Sandeep Jain and Rohit Colaco shall have entered into an Employment Agreement, dated on or before the date hereof, in the form attached hereto as Exhibit D.
                               ---------

                (l) Purchaser and Sandeep Jain shall have entered into a Stock Restriction Agreement, dated on or before the date hereof, in the form attached hereto as Exhibit E.
          ---------

                (m) Purchaser and Sandeep Jain shall have entered into a Non-Competition and Non-Solicitation Agreement, dated on or before the date hereof, in the form attached hereto as Exhibit F.
                               ---------

                (n) Seller, Purchaser and Greater Bay Trust Company ("Escrow Agent") shall have entered into an escrow agreement ("Escrow Agreement") in the form attached hereto as Exhibit C and an assignment agreement in favor of the
                        ---------
Escrow Agent.

                (o) Seller and Purchaser shall have entered into an Assignment and Assumption Agreement in the form attached hereto as Exhibit B.
                                                        ---------

           5.2  Conditions to Obligations of Seller.  Each and every obligation
                -----------------------------------
of Seller, to be performed at the Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

                (a) The representations and warranties of Purchaser are true on the date of the Closing, and Purchaser be in compliance with all covenants required to be complied with as of the Closing.

                (b) Purchaser shall have obtained all consents and approvals (including consents from governmental authorities) required to consummate the transactions contemplated by this Agreement and the Related Agreements.

                (c) Purchaser shall have delivered to Seller a certificate executed by an officer of Purchaser, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) and (b) of this Section
5.2 have been satisfied.

                (d) There shall be no pending or threatened lawsuit challenging the Acquisition, the Agreement, the Related Agreements or the transactions contemplated hereby and thereby, by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing.

                (e) Seller shall have received fully executed copies of each of the Related Agreements to which he, she or it is a party.

                (f) The Closing shall have occurred on or before March 31, 2000.

                (g) Purchaser and Seller shall have entered into an Assignment and Assumption Agreement in the form attached hereto as Exhibit B.
                                                        ---------

                                  ARTICLE VI

                          ESCROW AND INDEMNIFICATION

           6.1  Survival of Representations and Warranties.
                ------------------------------------------

                (a) Notwithstanding any investigation conducted at any time by or on behalf of any party and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which the parties may have as a result of such investigation or otherwise, the parties will be entitled to rely upon the other party's respective representations, warranties and covenants set forth in this Agreement. The representations and warranties of Purchaser shall terminate upon the Closing. The representations, warranties, covenants and agreements of Seller shall survive the Closing and continue in full force and effect until the expiration of the Escrow Period (as defined in section 6.5) at which time such representations, warranties, covenants and agreements of Seller and liability with respect thereto will terminate.

                (b) As used in this Article VI, except as otherwise indicated in this Article VI, any reference to a representation or warranty in any section of this Agreement shall include the schedule relating to such section.

           6.2  Indemnification of Purchaser.
                ----------------------------

                (a) Seller hereby agrees, severally, to indemnify and hold harmless Purchaser and its affiliates against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, asserted against, resulting from, imposed upon, or incurred by Purchaser or its affiliates directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Seller in this Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which shall also be referred to collectively as "Damages"), including, without limitation, the following:

                (i) Any liabilities, indebtedness or obligations of Seller sought to be imposed on Purchaser, whether such liabilities or obligations are contingent or otherwise or direct or indirect, in existence on or prior to the Closing or otherwise or based on any events, facts, or circumstances in existence prior to or in connection with the Acquisition or in connection with or arising from any activities or the operations of Seller (collectively, the "Liabilities"), which Liabilities relate to any services rendered or products or goods sold or transferred, or to any omission with respect thereto, by Seller prior to the Closing;

                (ii) Any Liabilities of Seller imposed upon Purchaser as transferee of the Assets other than those expressly assumed in Section 1.2 hereof, including, without limitation, any Liability arising out of obligations of Seller (including, without limitation, any obligations under any employee benefit, profit sharing, or pension or welfare plan) or out of Seller' status as employer or otherwise.

"Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by Purchaser or its subsidiaries in the absence of claims by a third party.

           6.3  Escrow Fund.
                -----------

                (a) As security for the indemnity provided for in Section 6.2 hereof, fifteen thousand (15,000) of the Shares shall be deposited by Purchaser in an escrow account with Greater Bay Trust Company as Escrow Agent (the "Escrow Agent"), within 10 business days after the Closing, such deposit, to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in this Agreement and the provisions of the Escrow Agreement to be executed and delivered pursuant to Section 5.1. The provisions of the Escrow Agreement shall correspond and not conflict with the terms of this Article VI. Subject to the provisions of this Article VI, Purchaser shall be entitled to obtain indemnity from the Escrow Fund for Damages covered by the indemnity provided for in Section 6.2 of this Agreement.

                (b) All fees and costs in connection with the Escrow Fund shall be paid by Purchaser.

           6.4 Damage Threshold. Purchaser may not receive any payment from the
               ----------------
Escrow Fund unless and until an Officer's Certificate (as defined in Section 6.6 below) identifying Damages, which in the aggregate exceeds $25,000 (the "Damage Threshold"), has been delivered to the Escrow Agent as provided in Section 6.6 below and such amount is determined pursuant to this Article VI to be payable, in which case Purchaser shall receive cash equal to the amount of Damages in excess of $25,000, except as otherwise provided in this Article VI.

           6.5  Escrow Period. The Escrow Fund and Escrow Agreement shall
                -------------
terminate either (i) on the date twelve (12) months following the Closing (the "Termination Date"), provided that on such date there remain no unsatisfied or contested claims which have been specified in an Officer's Certificate delivered to the Escrow Agent prior to the Termination Date, or (ii) if such unsatisfied or contested claims exist on the Termination Date, then on the date that all amounts in the Escrow Fund will have been finally and fully paid pursuant to the terms of this Article VI.

           6.6  Claims; Objections to Claims.
                ----------------------------

                (a) No claim of Purchaser for Damages against the Escrow Fund will be paid unless, on or before the Termination Date, the Escrow Agent has received a certificate signed by the chief financial or president of Purchaser (an "Officer's Certificate") specifying:

                    (i) that Purchaser has incurred, paid or properly accrued (in accordance with local GAAP) Damages or that a claim or dispute exists in respect of facts or circumstances existing prior to the Closing that could, unless successfully defended, entitle Purchaser to Damages, in an aggregate stated amount with respect to which Purchaser is entitled to payment from the Escrow Fund pursuant to this Agreement; and

                    (ii) in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was incurred, paid or properly accrued (in accordance with local GAAP), or the basis for such anticipated liability, and the specific nature of the breach of representation, warranty or covenant to which such item is related.

                (b) At the time of delivery of any Officer's Certificate to the Escrow Agent pursuant to Section 6.6(a), a duplicate copy of such Officer's Certificate shall be delivered to the Seller's Agent (along with a copy of any supporting documents reasonably available to Purchaser that relate to the claims set forth in the Officer's Certificate). For a period of forty-five (45) days after such delivery to the Seller's Agent, the Escrow Agent shall make no distribution from Escrow unless the Escrow Agent shall have received written authorization from the Seller's Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow

Agent shall make delivery of Shares in the Escrow Fund in accordance with
Section 6.7 hereof, provided that no such payment may be made if the Seller's Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Purchaser prior to the expiration of such forty-five (45) day period.

           6.7  Payment of Claims.   Upon receipt by the Escrow Agent on or
                -----------------
before the Termination Date of an Officer's Certificate for a claim for Damages against the Escrow Fund, the Escrow Agent shall:

                (a) If there are no objections presented by Seller's Agent pursuant to Section 6.6(b) of this Agreement with respect to such claim, deliver to Purchaser Shares (valued at the then fair market value of such Shares) from the Escrow Fund in an amount necessary to indemnify Purchaser for the Damages claimed, provided, however that no payment shall be made from the Escrow Fund until Damages are actually incurred or paid.

                (b) If objections to the claim have been presented pursuant to
Section 6.6(b) hereof, then Escrow Agent shall make no payment in relation to such claim until and unless (A) the Escrow Agent receives a copy of a joint memorandum from Seller's Agent and Purchaser or an award rendered by the arbitrator, pursuant to the provisions of Section 6.8 hereof, in which case the Escrow Agent shall make payment as instructed in the joint memorandum or such award; or (B) the Purchaser notifies Escrow Agent that no Damages will be required to be incurred or paid or otherwise withdraws its claims. If (B) occurs after the Termination Date, then amounts held in Escrow in relation to such withdrawn claim shall be distributed to Seller in accordance with Section 6.10 below.

          6.8  Resolution of Conflicts; Arbitration.
               ------------------------------------

               (a) In case the Seller's Agent shall object in writing pursuant to Section 6.6(b) to any claim or claims by Purchaser made in any Officer's Certificate delivered pursuant to Section 6.6(a), the Seller's Agent and Purchaser shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Seller's Agent and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the cash from the Escrow Fund in accordance with the terms thereof.

               (c) If the parties have not resolved the dispute during such sixty (60) day period, then the parties shall proceed with arbitration as set forth in Section 1.7 herein.

               (d) A copy of any award resulting from the arbitration shall be furnished to the Escrow Agent, which shall distribute funds from the Escrow Fund in accordance with its terms.

           6.9  Seller's Agent.
                --------------

                (a) Sandeep Jain shall be constituted and appointed as the Seller's Agent for and on behalf of the Seller to give and receive notices and communications, to authorize delivery to Purchaser of the cash from the Escrow Fund in satisfaction of claims by Purchaser, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Seller's Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Purchaser. The Seller's Agent may resign upon thirty (30) days' notice to the parties to this Agreement. No bond shall be required of the Seller's Agent, and the Seller's Agent shall receive no compensation for his services. Notices or communications to or from the Seller's Agent shall constitute notice to the Seller.

                (b) The Seller's Agent shall not be liable for any act done or omitted hereunder as Seller's Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller shall indemnify the Seller's Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller's Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                (c) The Seller's Agent shall have reasonable access to information about Seller and the reasonable assistance of Seller's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Seller's Agent shall treat confidentially and not disclose any nonpublic information from or about Seller to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

        6.10  Distribution Upon Termination of Escrow Period.  Within five (5)
              ----------------------------------------------
business days following the Termination Date, the Escrow Agent shall deliver to the Seller all of the Shares in the Escrow Fund in excess of any amount of cash reasonably necessary to satisfy any unsatisfied or contested claims for Damages specified in an Officer's Certificate delivered to the Escrow Agent on or before the Termination Date with respect to facts and circumstances existing prior to the Closing Date. As soon thereafter as any such individual unsatisfied or contested claim has been resolved, the Escrow Agent shall make payment in accordance with Section 6.7 hereof and deliver to the Seller all Shares remaining in the Escrow Fund which are not required to satisfy other unsatisfied or contested claims. As soon as all such unsatisfied or contested claims have been resolved, the Escrow Agent shall deliver to the Seller all Shares remaining in the Escrow Fund.

        6.11  Actions of the Seller's Agent.  'A decision, act, consent or
              -----------------------------
instruction of the Seller's Agent shall constitute a decision of the Seller and shall be final, binding and conclusive upon each the Seller, and the Escrow Agent and Purchaser may rely upon any decision, act, consent or instruction of the Seller's Agent as being the decision, act, consent or instruction of the Seller. The Escrow Agent and Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Seller's Agent.

           6.12  Third-Party Claims.  In the event Purchaser becomes aware of a
                 ------------------
third-party claim which Purchaser believes may result in a claim for Damages against the Escrow Fund before the Termination Date, Purchaser shall promptly notify the Seller's Agent of such claim, and the Seller's Agent shall be entitled, at his expense, to participate in any defense of such claim.
Purchaser shall have the right in its sole discretion to settle any such claim; provided, however, that Purchaser may not effect the settlement of any such claim without the consent of the Seller's Agent, which consent shall not be unreasonably withheld. In the event that the Seller's Agent has consented to any such settlement, the Seller's Agent before the Termination Date shall have no power or authority to object under Section 6.6 or any other provision of this
Article VI to the amount of any claim by Purchaser against the Escrow Fund for indemnity with respect to such settlement.

                                  ARTICLE VII

                                  TERMINATION

           7.1  Termination by Mutual Consent.  At any time prior to the
                -----------------------------
Closing, this Agreement may be terminated as provided below:

                (a) Purchaser and Seller may terminate this Agreement by mutual written consent;

                (b) Purchaser may terminate this Agreement if (i) there has been a material breach of any representation, warranty or covenant of Seller set forth herein, which breach is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Purchaser to Seller;

                (c) Seller may terminate this Agreement if (i) there has been a material breach of any representation, warranty or covenant of Purchaser set forth herein, which breach is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Seller to Purchaser;

                (d) Purchaser may terminate this Agreement by giving written notice to Seller if the Closing shall not have occurred on or before March 31, 2000 by reason of the failure of any condition precedent under Section 5.1 or
5.2 hereof (unless the failure results primarily from a breach by Purchaser of any representation, warranty or covenant contained in this Agreement); or

                (e) Seller may terminate this Agreement by giving written notice to Purchaser if the Closing shall not have occurred on or before March 31, 2000 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by Seller of any representation, warranty or covenant contained in this Agreement).

          7.2  Effect of Termination.  If any party terminates this Agreement
               ---------------------
pursuant to Section 7.1, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party for breaches of this Agreement).

                                 ARTICLE VIII

                           MISCELLANEOUS PROVISIONS

          8.1  Notice.  All notices and other communications required or
               ------
permitted under this Agreement shall be delivered to the parties at the address set forth below, or at such other address that they designate by notice to all other parties in accordance with this Section 8.1. Any party delivering notice to Purchaser shall deliver a copy to: Actuate Corporation, Attn: Chief Financial Officer, 999 Baker Way, Suite 200, San Mateo, California 94404. Any party delivering notice to Seller shall deliver a copy to: Sandeep Jain, 845 Mowry Ave., Suite 120, Fremont, CA 94536. All notices and communications shall be deemed to have been received unless otherwise set forth herein: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and
(iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

          8.2  Entire Agreement.  This Agreement, the exhibits and schedules
               ----------------
hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter. The parties acknowledge and agree that each is relying solely on the representations and warranties contained herein and therein and the schedules, exhibits, and other materials specifically referred to herein, in determining whether to enter into this Agreement and the Related Agreements to which each is a party.

          8.3  Binding Effect; Assignment.  This Agreement and the various
               --------------------------
rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and its respective successors and permitted assigns, and Purchaser and its respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties and except that Purchaser's rights hereunder may be assigned in connection with a merger of Purchaser with or into a third party or a sale of all or substantially all of Purchaser's assets.

          8.4  Captions.  The article and section headings of this Agreement
               --------
are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

          8.5  Expenses of Transaction; Taxes.  Seller shall pay in full all
               ------------------------------
professional fees and expenses incurred by Seller and the Business in connection with this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby. Purchaser shall pay in full all professional fees and expenses incurred by Purchaser in connection with this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby. Seller shall pay all applicable sales, use, excise, transfer, documentary and any other similar taxes or arising out of the purchase and sale of the Assets.

          8.6  Waiver; Consent.  This Agreement may not be changed, amended,
               ---------------
augmented, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          8.7  Third-Party Beneficiaries.  Except as otherwise expressly
               -------------------------
provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the parties hereto, any rights, remedies, or other benefits under or by reason of this Agreement.

          8.8  Counterparts and Facsimiles.  This Agreement may be executed
               ---------------------------
simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. All signatures may be delivered by facsimile which shall be as binding as if an original. All facsimile signatures shall be followed by an exchange of original signatures as soon as possible thereafter.

          8.9  Severability.  If one or more provisions of this Agreement are
               ------------
held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          8.10  Incorporation of Exhibits and Schedules.  The exhibits and
                ---------------------------------------
schedules and recitals identified in this Agreement are incorporated herein by reference and made a part hereof.

          8.11  Governing Law.  This Agreement shall in all respects be
                -------------
construed in accordance with and governed by the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

                [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the day and year first above written.


ACTUATE CORPORATION


By:
   ---------------------------
Its:
    --------------------------

ENTERPRISESOFT


By:
   ---------------------------
         Sandeep Jain